As filed with the Securities and Exchange Commission on March 24, 2016

Registration No. 333-190923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEPCO HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	52-2297449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Ninth Street, N.W. Washington, D.C. 20068
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BRUCE G. WILSON

Secretary

Pepco Holdings LLC

701 Ninth Street, N.W.

Washington, D.C. 20068

(202) 872-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-190923) (the “Registration Statement”) of Pepco Holdings LLC (successor company to Pepco Holdings, Inc.) (the “Company”), which was originally filed with the U.S. Securities and Exchange Commission on August 30, 2013. The Registration Statement registered 6,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), in connection with the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

Pursuant to an Agreement and Plan of Merger, dated as of April 29, 2014, as amended and restated on July 18, 2014, by and among Pepco Holdings, Inc., Exelon Corporation (“Parent”) and Purple Acquisition Corp., an indirect, wholly owned subsidiary of Parent (“Merger Sub”), on March 23, 2016, Merger Sub merged with and into Pepco Holdings, Inc., with Pepco Holdings, Inc. surviving the merger as an indirect, wholly owned subsidiary of Parent (the “Merger”). After the effective time of the Merger, Pepco Holdings, Inc. was converted to a limited liability company under Delaware law (the “Conversion”). As a result of the Merger and the Conversion, the Registrant has terminated the offering of the securities pursuant to this Registration Statement. Accordingly, in accordance with an undertaking made by the Company in Part II of the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to remove from registration all registered but unsold Shares under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 24th day of March, 2016.

PEPCO HOLDINGS LLC

By:	/s/ David M. Velazquez
David M. Velazquez
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PEPCO HOLDINGS LLC
(Registrant)

March 24, 2016	By:	/s/ David M. Velazquez
David M. Velazquez
President, Chief Executive Officer and Director

March 24, 2016	By:	/s/ Donna J. Kinzel
Donna J. Kinzel Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)

March 24, 2016	By:	/s/ Robert Aiken
Robert Aiken Vice President and Controller (principal accounting officer)

Signature	Title	Date

/s/ Christopher M. Crane	Director, Pepco Holdings LLC	March 24, 2016
Christopher M. Crane

/s/ Denis P. O’Brien	Director, Pepco Holdings LLC	March 24, 2016
Denis P. O’Brien

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